Exhibit 10.27a

SELECTIVE INSURANCE GROUP, INC.
NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

AMENDMENT NO. 1

THIS AMENDMENT No. 1 is made by Selective Insurance Group, Inc. (the “Company”) to the Selective Insurance Group, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”).

WITNESSETH:
WHEREAS, the Company established the Plan, effective as of May 1, 2010, to permit non-employee directors of the Company to elect from year to year: (i) to receive their annual retainer in the form of cash or Company stock; and/or (ii) to defer receipt of all or a portion of their compensation received as a non-employee director, whether payable in cash or Company stock; and

WHEREAS, the Company wishes to amend the Plan, effective with respect to director compensation earned in periods commencing on or after January 1, 2011, to change the definition of “Director Payment Date,” to specify the date on which deferred director compensation amounts will be credited to a participant’s notional account, to formalize the accelerated payment of all unpaid deferred compensation amounts upon a participant’s death, and to reflect certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Company may amend the Plan at any time in writing pursuant to Section 12(a) thereof;

NOW, THEREFORE, the Company hereby amends the Plan as set forth below, effective with respect to director compensation earned in periods commencing on or after January 1, 2011.

1.            Section 2(l) is hereby deleted in its entirety and replaced with the following:

(l)           “Director Payment Date” shall mean the date in each calendar quarter that is the second business day following the release of the Company’s financial results for the previous quarter or year, as applicable

2.            Section 2 is amended by adding a new paragraph (q) thereto as follows, and by relettering all subsequent paragraphs of Section 2:

(q)           “Specified Employee” shall mean a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulations Section 1.409A-1(i), of the Company.  The determination of whether a Participant is a Specified Employee shall be made by the Administrator from time to time.

3.            Section 3(b) is hereby amended by deleting the last sentence thereof and replacing it with the following:

Except to the extent the Non-Employee Director has elected to defer receipt of any portion of the Annual Retainer to be paid in Company Stock, such shares of Common Stock shall be issued to the Non-Employee Director on or before the earlier of the 90th day following the applicable Director Payment Date and the last day of the calendar year in which the Director Payment Date falls.

4.            Section 3(c) is hereby amended by deleting the last sentence thereof and replacing it with the following:

Except to the extent the Non-Employee Director has elected to defer receipt of any portion of the Annual Retainer to be paid in cash, such cash shall be paid to the Non-Employee Director on or before the earlier of the 90th day following the applicable Director Payment Date and the last day of the calendar year in which the Director Payment Date falls.

5.            Section 4 is hereby amended by adding a new paragraph (d) thereto as follows:

(d)           Acceleration of Payment Upon Death.  Notwithstanding anything in this Section 4 or in Sections 5 and 6 to the contrary, with respect to Director Compensation earned on or after January 1, 2011, upon the death of a Participant at any time, all shares of Company Stock and cash, if any, deferred by the Participant under the Plan, plus any cash dividend equivalents and accrued interest, shall be issued or paid to the Participant’s Beneficiary on the sixtieth (60th) day following the Participant’s death.

6.             Section 8 is hereby deleted in its entirety and replaced with the following:

An Account shall be established on the books and records of the Company for each Participant who elects to defer the receipt of shares of Company Stock and/or cash under the Plan.  All shares of Company Stock and cash deferred by a Participant shall be credited to the Participant’s Account as of the date on which such Company Stock or cash would have been issued or paid to the Non-Employee Director absent an election to defer.

7.            Section 12(e) is amended by adding the following text to the end thereof:

Notwithstanding anything in this Plan to the contrary, except where a Participant incurs a Separation from Service by reason of death, no distribution of a Participant’s Account shall be made upon the Participant’s Separation from Service if he is a Specified Employee as of the date of his Separation from Service until the first business day of the seventh month after the date of the Specified Employee’s Separation from Service (or, if earlier, upon the date of his death).  On such date, any amounts that would otherwise have been paid to the Participant during the period between the Participant’s Separation from Service and such date shall be aggregated and, after adjustment pursuant to Section 9 for dividend equivalents and notional interest during the period of the delay, shall be paid in full to the Participant, and any succeeding payments shall continue as scheduled.

IN WITNESS WHEREOF, this Amendment No. 1 is hereby executed on this 10th day of December, 2010.

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ Michael H. Lanza
Name: Michael H. Lanza
Title: Executive Vice President and General Counsel